American National Announces
New Executive Vice President

For more information, contact:
Jeffrey V. Haley
President & Chief Executive Officer
American National Bank and Trust Company
haleyj@amnb.com
434.773.2259

FOR IMMEDIATE RELEASE:                                                                   June 4, 2013

DANVILLE, VA – American National Bank and Trust Company announced today the appointment of H. Gregg Strader as Executive Vice President. In this role, Strader will lead the bank’s major strategic initiatives from his new office in Greensboro, N.C.

Strader has more than 30 years of experience in the banking industry. An alumnus of Davidson College in Davidson, N.C., he has worked with various financial institutions, including Wachovia Corporation/First Union for 23 years. Most recently, he served as Executive Vice President & Chief Credit Officer for IBERIABANK Corporation in New Orleans, La. His expertise ranges from management of lending, credit due diligence and risk management to mergers and integrations and strategic leadership. Having previously served on the board of the YMCA of Greensboro and as a trustee for Greensboro Day School, he currently volunteers as a merit badge counselor for Boy Scouts of America.

“We are excited to welcome Gregg and look forward to sharing in his intimate knowledge of the banking industry,” said Jeffrey V. Haley, President & Chief Executive Officer of American National. “As a 21st century bank with over a century of experience, it is critical that our strategic initiatives continue to stay in step with the needs of our customers, shareholders, employees and the communities we serve. We are pleased that Gregg will lead the charge in this regard.”

Strader is married to Dr. Sara Stoneburner, a Danville native who now practices ophthalmology in Greensboro where they reside. Strader and Stoneburner have two grown children, Hunter and Ashley. Hunter works with Bella Energy based in Providence, R.I. Ashley is a tax accountant with PricewaterhouseCoopers in New York City.

About American National
American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.3 billion. Headquartered in Danville, Va., American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $583 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

H. Gregg Strader